SCHEDULE 14A

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

Filed by the Registrant                        [X]
Filed by a Party other than the Registrant     [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Community Bancorp
              ------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      1)    Title of each class of securities to which transaction applies:

            ---------------------------------------------------------------
      2)    Aggregate number of securities to which transaction applies:

            ------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ---------------------------------------------------------------

      4)    Proposed maximum aggregate value of transaction:

            ---------------------------------------------------------------

      5)    Total fee paid:

            ---------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      1)    Amount Previously Paid:

      ---------------------------------------------------------------

      2)    Form, Schedule or Registration Statement No.:

      ---------------------------------------------------------------

      3)    Filing Party:

      ---------------------------------------------------------------

      4)    Date Filed:

            ---------------------------------------------------------------


                             COMMUNITY BANCORP.
                                 Derby Road
                                   Route 5
                            Derby, Vermont 05829

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 2, 2000

      The Annual Meeting of Shareholders of Community Bancorp. will be held at the Elks Club, Derby, Vermont, on Tuesday, May 2, 2000, at 5:30 p.m., for the following purposes:

      1. To elect three directors to serve until the Annual Meeting of Shareholders in 2003;

      2. To consider and vote on an amendment to the Company's Articles of Association to limit the liability of directors, except for certain breaches of duty, as specified by Vermont law;

      3. To consider and vote on an amendment to Article Eleven of the Company's Articles of Association to modify existing language relating to indemnification of directors, officers and others;


      4. To ratify the selection of the independent public accounting firm of A.M. Peisch & Company as the Company's external auditor for the fiscal year ending December 31, 2000; and


      5. To transact such other business as may properly be brought before the meeting.

      The close of business on March 7, 2000, has been fixed as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                       By Order of the Board of Directors,

                                       /s/ Rosemary M. Rowe

                                       ROSEMARY M. ROWE
                                       Secretary

Derby, Vermont
April 5, 2000

      YOUR PROXY IS ENCLOSED. PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IT IS IMPORTANT THAT YOU RETURN YOUR COMPLETED PROXY PROMPTLY.

                             COMMUNITY BANCORP.
                                 Derby Road
                                   Route 5
                            Derby, Vermont 05829

                               PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS
                                 May 2, 2000

      This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Community Bancorp. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2000, at 5:30 p.m. at the Elks Club in Derby, Vermont or at any adjournment or adjournments thereof. The proxy statement and accompanying proxy card are first being sent to shareholders on or about April 5, 2000.


      Proxy cards duly executed and returned by a shareholder will be voted as directed on the card. If no choice is specified, the proxy will be voted
(1) FOR the election of the three nominees set forth in the proxy; (2) FOR the proposal to amend the Articles of Association to limit the personal liability of directors in some circumstances; (3) FOR the proposal to amend Article Eleven of the Articles of Association to modify the existing language relating to indemnification of directors, officers and others; and
(4) FOR ratification of the selection of A.M. Peisch & Company as the Company's external auditor for 2000. If other matters are voted upon, persons named in the proxy and acting thereunder will vote in accordance with the recommendations of management pursuant to the discretionary authority conferred in the proxy. Any proxy may be revoked by written notice to the Secretary of the Company before it is voted.


      Only holders of record of the Company's shares of common stock outstanding as of the close of business on March 7, 2000, the record date for the meeting, will be entitled to notice of and to vote at the meeting. As of the record date, there were 3,387,177 shares of the Company's common stock issued and outstanding. Each share is entitled to one vote on all matters presented to the shareholders for vote.

      In order to constitute a quorum, shares of common stock representing a majority of the total voting power of such shares must be present in person or represented by proxy at the annual meeting. In accordance with Vermont law, the Company intends to count as present for purposes of determining the presence or absence of a quorum, shares present in person but not voting and shares for which it has received proxies but with respect to which holders thereof have withheld voting authority or abstained from voting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed ("broker non-votes").


      Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of each of the two proposals to amend the Company's Articles of Association and the proposal to ratify the Company's independent accountants, as well as approval of any other matter that may be brought before the meeting, would require that more votes are cast in favor, than are cast against the matter. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and therefore, would have no effect on the vote to ratify the Company's independent accountants or to approve any such other matter.


      All expenses of this solicitation will be paid by the Company. This solicitation of proxies by mail may be followed by a solicitation either in person, or by letter or telephone by officers of the Company or by officers or employees of its wholly-owned subsidiary, Community National Bank (sometimes referred to in this proxy statement as the "Bank"). The Company has requested banks, brokers and other similar agents or fiduciaries to forward proxy materials to beneficial owners of stock and, if requested, will reimburse them for their costs.

                          PRINCIPAL SECURITYHOLDERS

      The following table shows the amount of common stock beneficially owned by all directors, nominees for director and executive officers of the Company as a group.


                                              Amount & Nature of Beneficial
                                                Ownership of Common Stock
                                              -----------------------------
                                              Sole Voting     Shared Voting
                                              & Investment    & Investment    Percent of
                                                 Power            Power        Class(1)
                                              ------------------------------------------

All Directors, Nominees & Executive
 Officers as a Group (12 in number)(2)         347,289           61,625         12.07%

--------------------

<F1>  Shareholdings are as of March 7, 2000, except for shares held through the Company's Retirement Savings Plan, which are as of December 31, 1999, the date of the most recent Plan report, and for shares held in an IRA account, which are as of February 25, 2000.
<F2>  Share information for the group includes 52,386 shares held indirectly by three of the members of the group by virtue of their investment in the Community Bancorp. stock fund under the Company's Retirement Savings Plan.

      In addition, as of March 7, 2000, 233,373 shares (6.89% of the Company's issued and outstanding common stock) were held in fiduciary capacity by the trust department of Community National Bank. It is the Bank's practice not to vote such shares unless instructions are received from the beneficial owner.

      Except as set forth above, the Company is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Company's outstanding common stock. The Company has no other authorized class of stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and to furnish the Company with copies of all such reports. The Company has reviewed the copies of the Section 16 reports filed by the directors and officers, or written representations from them that no Forms 5 were required to be filed for 1999. Based solely on such review, the Company believes that all Section 16 filing requirements applicable to its officers and directors for 1999 were complied with.

                                  ARTICLE 1
                            ELECTION OF DIRECTORS

      The Articles of Association and the By-laws of the Company provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors presently consists of 10 members and the Board has voted to maintain the number of directors at 10 for the ensuing year. The directors in the class whose term will expire at the 2000 Annual Meeting of Shareholders are Elwood Duckless, Rosemary M. Lalime and Anne T. Moore.

      Unless authority is withheld, proxies solicited hereby will be voted in favor of the three nominees, to hold office until the 2003 Annual Meeting of Shareholders or until their successors are elected and qualify. If for any reason not now known by the Company, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than ten, as the directors in their discretion may deem advisable.

      The following table sets forth certain information concerning each of the incumbent directors and other nominees:


                                                     Community Bancorp.
                                                        Director of           Common Stock
                                                         Community         Beneficially Owned
                              Principal                   Bancorp.           and Percent of
Name and Age                  Employment                  Since (1)            Class (2)
---------------------------------------------------------------------------------------------

Nominees to serve (if elected) until 2003 Annual Meeting:

Elwood Duckless       Past President,                       1987            119,299(3)  3.52%
Age 59                Newport Electric Co.
                      Newport, VT

Rosemary M. Lalime    Principal Broker and Owner            1985             43,454(4)  1.28%
Age 53                All Seasons Realty
                      Newport, VT

Anne T. Moore         Principal Real Estate Broker          1993             38,395(5)  1.13%
Age 56                Taylor Moore Agency Inc.
                      Derby, VT
                      (insurance and real estate)

Incumbent Directors to serve until 2002 Annual Meeting:

Thomas E. Adams       Owner, NPC Realty, Inc.               1986             22,820(6)   .67%
Age 53                Holland, VT

Jacques R. Couture    Dairy Farmer/Maple Producer           1992              3,311(7)   .10%
Age 49                Westfield, VT

Richard C. White      President, Chief Executive Officer    1983             67,172(8)  1.98%
Age 54                and Director, Community Bancorp.;
                      and Community National Bank
                      Derby, VT

Incumbent Directors to serve until 2001 Annual Meeting:

Michael H. Dunn       Book Dealer                           1998             63,534(9)  1.88%
Age 58                Derby, VT

Marcel M. Locke       Proprietor, Parkview Garage           1986              7,765(10)  .23%
Age 61                Orleans, VT


Stephen P. Marsh      Vice President, Treasurer and         1998             44,595(11) 1.32%
Age 52                Director, Community Bancorp.;
                      and Senior Vice President, Cashier
                      and Director, Community National Bank
                      Derby, VT


Dale Wells            President,                            1996              4,392      .13%
Age 54                Dale Wells Building Contractor, Inc.
                      St. Johnsbury, VT

--------------------

<F1>  Each nominee and incumbent director is also a director of Community
      National Bank. The dates indicated in the table reflect only service on the Board of Directors of the Company and not Community National Bank.
<F2>  Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed. Shareholdings are as of March 7, 2000, except for (i) shares held by Messrs. Marsh and White indirectly through participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan, which are as of December 31, 1999, the date of the most recent Plan report; and (ii) shares held in Mr. White's IRA, which are as of February 25, 2000.
<F3>  Includes 20,299 shares held in trust for the benefit of Mrs.
      Duckless. Mr. Duckless has shared voting and investment power over the shares held in trust for Mrs. Duckless.
<F4>  Includes 3,172 shares held by Mrs. Lalime jointly with Charles Brown, as to which voting and investment power is shared.
<F5>  Includes 17,826 shares held in a trust for the benefit of Mrs.
      Moore's husband, as to which Mrs. Moore does not have voting or investment power and disclaims beneficial ownership.
<F6>  Includes 9,500 shares held in an IRA for Mr. Adams' benefit.
<F7>  Includes (i) 1,724 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared; and (ii) 47 shares held in a custodial account for Mr. Couture's minor child.
<F8>  Includes (i) 32,105 shares indirectly owned by Mr. White by virtue of his participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan; (ii) 1,706 shares held by Mr. White jointly with his wife; and (iii) 4,424 shares held in an IRA for Mr. White's benefit. Mr. White has shared voting and investment power over the shares held jointly with his wife.
<F9>  Includes 7,505 shares held by a Company of which Mr. Dunn is
      President and over which he has sole voting power.
<F10> Includes 3,437 shares held by Mr. Locke jointly with his wife, as to which voting and investment power is shared.
<F11> Includes (i) 29,378 shares held by Mr. Marsh jointly with his wife, as to which voting and investment power is shared; and (ii) 14,377 shares indirectly owned by Mr. Marsh by virtue of his participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan.

Meeting Attendance

      The Company's Board of Directors held four regular meetings and five special meetings during 1999. Each incumbent director attended at least 75% of the aggregate of all such meetings. In addition, all of the Company's directors serve on the Bank's Board of Directors (which meets monthly) and on various Board committees. Each of the directors attended at least 75% of the scheduled Bank Board and committee meetings.

      The Company's Board of Directors does not have a standing executive committee. Although during 1999 the Board of Directors of the Company did not have standing audit or compensation committees, similar functions were performed by the Bank's Board of Directors or its committees. The Bank's Board of Directors and its audit committee (also known as its Risk Management Committee) review the findings and recommendations of the Bank's independent public accountants, as well as the Bank's internal audit procedures, examinations by regulatory authorities and matters having a material effect on the Bank's financial position. The present members of the Bank's audit committee are Thomas Adams (Chairman), Rosemary Lalime, Elwood Duckless and Jacques Couture. During 1999 the Bank's audit committee met five times.

      In March of this year, the Company's Board of Directors adopted an audit committee charter and appointed as members of the committee the same individuals listed above who serve on the Bank's audit committee.

      The functions of the Bank's compensation committee (known as its Human Resources Committee) include reviewing and making recommendations to the Board concerning the compensation of the Bank's officers and employees. The present members of the Bank's Human Resources Committee are Michael Dunn, Marcel Locke, Stephen Marsh, Anne Moore, Dale Wells and Richard White. In addition, the Bank's Human Resources Officer attends meetings of the Committee but is not a member and does not vote on matters considered by the Committee. Mr. White and Mr. Marsh do not vote on matters affecting their own compensation. The Bank's Human Resources Committee met two times during 1999. A Report of the Human Resources Committee regarding executive compensation is set forth on pages 6-8 of this proxy statement.


Compensation Committee Interlocks and Insider Participation

      The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.


Transactions with Management

      Some of the incumbent directors, nominees and executive officers of the Company, and some of the corporations and firms with which these individuals are associated, are customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

Directors' Fees and Other Compensation

      Directors of the Company who are not salaried employees of the Bank receive an annual retainer of $4,000 for serving on the Board and a fee of $250 per Board meeting. During 1999, each director of the Company also served as a director of the Bank. Bank directors who are not salaried employees of the Bank receive an annual retainer of $4,000, a fee of $250 per Board meeting and a fee of $250 per committee meeting. In addition to the fees for meetings of the Bank's Board of Directors and its committees, each Bank director attends at least six meetings per year of the Bank's local advisory boards and receives a fee of $250 per meeting, except for Mr. White and Mr. Marsh, who do not receive any fees for such attendance. This fee structure is intended to compensate the Bank's directors for attendance at Board meetings as well as for the time spent by them in activities directly related to their service on the Board for which they receive no additional compensation, including but not limited to attendance at the annual directors' retreat and attendance at educational seminars or programs on pertinent banking topics.

      Directors who have served on the Board of the Company and/or the Bank for at least five years and who are not salaried employees of the Bank are entitled to receive upon retirement from the Board a lump sum payment of $1,000 for each year of Board service. For this purpose, service rendered as a director of the Company and of the Bank is not compensated separately. The retirement benefits under this arrangement represent a general unsecured obligation of the Company and no assets of the Company or the Bank have been segregated to satisfy the Company's obligations under the arrangement.

      From time to time directors perform evaluations of loan collateral for the Bank and are reimbursed for such services at the rate of $25 per hour.

Directors' Deferred Compensation Plan

      Under the terms of the Company's Deferred Compensation Plan for Directors, directors of the Company and/or the Bank may elect to defer current receipt of some or all of their director fees. Deferrals are credited to a cash account which bears interest at the rate in effect for the Bank's three-year certificate of deposit, as adjusted from time to time. Payments are deferred until the participant's retirement, death or disability, or at an earlier or later date elected by the participant. Amounts deferred and accumulated interest represent a general unsecured obligation of the Company and no assets of the Company or the Bank have been segregated to satisfy the Company's obligations under the Plan.

Vote Required

      Election of a nominee for director will require a plurality of the votes cast in the election.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

                     REPORT OF HUMAN RESOURCES COMMITTEE

      The Bank's Human Resources Committee reviews and makes recommendations to the full Board on all compensation and benefits issues relating to the President and Chief Executive Officer ("CEO") and other executives of the Bank. The recommendations relating to the CEO are formulated at the time of Mr. White's annual performance evaluation, which usually occurs in June. Mr. White makes recommendations to the Committee with respect to the compensation of the other executive officers, which are then acted on by the Committee and recommended to the full Board.

      The Committee and Board believe they have designed a compensation package for the executive officers that will attract and retain competent senior management for the Bank and provide for appropriate rewards for both personal and Bank performance.

      To reach these objectives, the Bank provides for a base salary which is reviewed annually in relation to each individual's performance and a cash bonus as a short term incentive, the amount of which depends upon the Bank's performance. (The Bank's Officer Incentive Plan is described elsewhere in this proxy statement.) The Bank does not currently provide for long term incentives, such as stock options or similar benefits.


      In determining appropriate salary levels, the Committee and the Board review not only various individual and corporate performance indicators, but also annual salaries and short term incentives provided by similar companies to their senior officers. As of July, 1999, when Mr. White's annual salary was last adjusted, this data was obtained through salary surveys conducted by Sheehan & Company (Vermont Bankers Association, Northern New England and New England community banks with assets from $100 million to $249 million); Watson Wyatt & Company (national data, community banks with assets from $200 million to $500 million), the Bank Administration Institute (New England community banks with assets of $100 million to $499 million) and the Sheshunoff & Company (national data, community banks with assets from $100 million to $249 million). These surveys were completed in 1998, showing 1998 base salaries and total cash compensation numbers for 1997. 1999 data was unavailable to the Committee as of July, 1999.

      In Mr. White's case, the Board's annual review process includes consideration of his self-evaluation covering certain key elements of his written job description, including strategic planning, establishment and overall implementation of operating policies, management of shareholder and community relations and regulatory matters. The Board also undertakes its own evaluation of Mr. White, reviewing various matters, including leadership, planning and organization abilities, creativity and problem solving, CRA (community reinvestment) and compliance.


      Mr. White's strong performance in each of these areas resulted in the adjustment (effective July 1, 1999) of his annual base salary rate from $123,000 to $126,500, representing a 2.8% increase.

      The table below shows Mr. White's cash compensation (base salary and cash bonus) for 1999 and 1998 in relation to his peers at comparable companies, as indicated in the following surveys of 1999 executive compensation:

      Mr. White
        1999                           $143,394
        1998                           $132,097
      William M. Mercer & Company
       Maine-New Hampshire-Vermont     $181,700
       All Northeast                   $176,200
      Sheehan & Company
       New England                     $172,417
      Sheshunoff & Company             $183,720
      Bank Administration Institute    $190,200
      Watson Wyatt & Company           $204,900

      Average                          $180,847


      The Committee also reviews, and makes recommendations to the full Board relating to, major personnel policies including compensation and benefit programs for other officers and staff. The Committee oversees the administration of the Bank's Officer Incentive Plan and the Company's 401(k) plan, including the investment performance of the trustee.


      The Committee comprises four non-employee directors plus the CEO and the Chief Financial Officer ("CFO"). Neither the CEO nor the CFO participates in recommendations or decisions pertaining to their own salary and benefits although CEO White does participate in recommendations and decisions regarding the CFO's compensation.

Community National Bank Human Resources Committee

      Michael Dunn     Anne Moore
      Marcel Locke     Dale Wells
      Stephen Marsh    Richard White

                            --------------------

      Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the SEC, neither the foregoing report nor the material set forth below under the caption "STOCK PERFORMANCE GRAPH" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, nor shall such Report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended.

                           STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return (stock price appreciation plus reinvested dividends) on the Company's common stock with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Bank Stock Index for the five years ended December 31, 1999. Both indices are unmanaged indices maintained by NASDAQ.

                  Comparative Five-Year Stock Performance*

                Community Bancorp     NASDAQ Composite        NASDAQ Banks
Quarter/Year   Value End of Period   Value End of Period   Value End of Period
------------------------------------------------------------------------------

Dec-94               $100.00               $100.00               $100.00
Mar-95               $105.85               $108.68               $ 63.00
Jun-95               $109.35               $124.14               $ 76.90
Sep-95               $111.57               $138.78               $ 83.91
Dec-95               $112.33               $139.92               $ 81.65
Mar-96               $112.26               $146.47               $ 87.23
Jun-96               $119.84               $157.59               $ 96.37
Sep-96               $126.11               $163.16               $105.74
Dec-96               $131.72               $171.69               $117.67
Mar-97               $142.89               $162.47               $114.25
Jun-97               $149.59               $196.86               $130.14
Sep-97               $159.98               $226.47               $158.09
Dec-97               $178.81               $208.83               $142.05
Mar-98               $219.51               $235.45               $171.30
Jun-98               $211.35               $251.97               $189.81
Sep-98               $225.63               $214.42               $181.67
Dec-98               $195.27               $291.60               $259.64
Mar-99               $222.69               $327.33               $251.12
Jun-99               $217.73               $357.22               $267.88
Sep-99               $184.85               $365.20               $241.46
Dec-99               $177.36               $541.16               $242.63

<F*>   Cumulative total return assumes reinvestment of dividends

Assumes $100 invested at the close of trading day preceding the first day of the fifth preceding fiscal year in Community Bancorp. common stock, NASDAQ Composite, and NASDAQ Banks.


                             EXECUTIVE OFFICERS

      The following table sets forth certain information regarding the executive officers of the Company.


                             Position(s) with the Company and Subsidiaries
Name and Age                 and Occupation for the Past Five Years
------------                 ---------------------------------------------

Richard C. White, 54         President, Chief Executive Officer and Director,
                             Community Bancorp. and Community National Bank

Stephen P. Marsh, 52         Vice President, Treasurer and Director, Community
                             Bancorp.; and Senior Vice President, Cashier and
                             Director, Community National Bank

Rosemary M. Rowe, 58         Secretary, Community Bancorp.; and Vice President,
                             Community National Bank

Alan A. Wing, 55             Vice President, Community Bancorp.; and Senior Vice
                             President, Community National Bank



                           EXECUTIVE COMPENSATION

      The officers of the Company did not receive any compensation for services rendered to the Company in 1999, but did receive compensation for services rendered in their capacities as officers of the Bank.

      The following table sets forth the compensation paid to the President and Chief Executive Officer for services rendered to the Company and its subsidiaries, in all capacities during 1999 and in each of the preceding two years. Mr. White is the only executive officer whose combined salary and bonus paid in 1999 exceeded $100,000.

                         Summary Compensation Table
                             Annual Compensation


Name and
Principal                                                  All Other
Position               Year    Salary(1)    Bonus(2)    Compensation(3)
-----------------------------------------------------------------------

Richard C. White,      1999    $125,659     $17,735         $22,876
President, CEO &       1998     122,266      11,831          23,396
Director               1997     117,662      21,490          23,138

--------------------

<F1>  Includes voluntary salary deferrals by Mr. White pursuant to the
      Company's Retirement Savings (401(k)) Plan, as follows: 1999, $7,124; 1998, $6,604; and 1997, $6,862.
<F2>  All bonuses were paid under the Bank's Officer Incentive Plan
      (described below) in the year indicated, for services rendered in the prior year. Bonuses for services rendered in 1999 will be calculated and paid in the second quarter of 2000.
<F3>  Includes the following: (i) discretionary contributions made by the
      Company for Mr. White's account under the Company's Retirement Savings Plan, described below, as follows: 1999, $11,192; 1998, $20,094; and 1997, $19,707 and (ii) matching employer contributions made under the Retirement Savings Plan for Mr. White's account, as follows: 1999, $3,562; 1998, $3,302; and 1997, $3,431. Mr. White's
      total for 1999 also includes a contribution of $8,122 to his account under the Company's Money Purchase Plan, adopted in 1999.


      Except for the use of vehicles owned by the Bank by certain officers, no director or executive officer received any special personal benefits during 1999. In policy and practice, the Bank does not provide special personal benefits to directors or officers.

Retirement Savings Plan

      Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries' Retirement Savings Plan (the "Plan"). The Plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax-deferred basis of up to 15% of their pre-tax compensation. For 2000 the Plan limits the maximum annual deferral to $10,500 per participant. This maximum is adjusted annually for inflation by the Internal Revenue Service. The Company will make a discretionary matching contribution to the account of participants equal to a percentage of the amount deferred. The matching contribution percentage is established from time to time by the Company in its sole discretion. The matching contribution percentage for 2000 has been set at 50% of the amount deferred for deferrals of up to 5% of compensation. Deferrals in excess of 5% of compensation are not matched by the Company.

      Participants are at all times fully vested in any rollover contributions from other plans and in their own compensation deferrals. Vesting in any discretionary employer contribution and in any matching employer contribution begins after three years of service, with full vesting upon seven years of service. Participants may direct the investment of their Plan account among several funds maintained by the Plan trustee, including a Community Bancorp. stock fund. Distribution of Plan accounts is generally deferred until the participant's death, disability or retirement, except in cases of financial hardship (as defined in the Plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of Plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

      In addition to voluntary compensation deferrals and matching employer contributions, the Company makes an annual profit sharing contribution of 1% of compensation for the account of employees who do not meet the age and service requirements for participation in the 401(k) features of the plan. The Company also makes an annual discretionary profit sharing contribution for the account of executive officers equal to a percentage, established annually, of such officers' compensation. The amount of the contribution made to Mr. White's account is disclosed in the footnotes to the summary compensation table set forth above.

Money Purchase Plan

      During 1999 the Board of Directors adopted a Money Purchase Plan for eligible employees. Eligibility requirements for participation in the plan are the same as described above for the Retirement Savings Plan. The Company makes an annual money purchase plan contribution equal to 5.7% of the participants' annual compensation. Participants may direct the investment of their plan accounts among the same investment choices as are available under the Retirement Savings Plan. Vesting in the employer contribution begins after three years of service, with full vesting upon seven years of service. Distribution of benefits is generally deferred until the participant's death, disability or retirement, except in cases of financial hardship. Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to a 10% penalty tax.

Officer Incentive Plan

      The Bank maintains an Officer Incentive Plan (the "Plan") for its executive officers and vice presidents. Each executive officer or vice president having at least one year of service is eligible to participate in the Plan. Under the Plan, two separate incentive pools are established, one for the four executive officers and another for all vice presidents. The incentive bonus pool for executive officers is determined by the Bank's annual rating issued by IDC Financial Publishing, Inc., an industry-wide recognized ranking service, and a weighted average return on equity over the preceding four year period. The bonus pool under the Plan is determined according to the following schedule:


       IDC Rating                     Percent of After-Tax Earnings
      -------------------------------------------------------------

      Below Average                                  0
      Average                                     1.00%
      Excellent                                   2.75%
      Superior                                    4.50%
      Top 3 in State and Superior                 6.00%

Average Return on Equity(1)           Percent of After-Tax Earnings
-------------------------------------------------------------------

      less than 9.06%                               0
      9.06 to 10.55%                             1.25%
      10.56 to 12.05%                            2.75%
      12.06 to 13.55%                            3.75%
      13.56 to 15.05%                            4.75%
      15.06 to 16.55%                            5.75%
      16.56% and over                            6.50%

(Average return on equity is based on five year average return on equity for other Vermont banks as listed in the IDC Report.)

--------------------
<F1>  For calculation of 1999 bonuses, weighted average return on equity gives 40% weight to 1999, 30% weight to 1998, 20% to 1997 and 10% to
      1996.

      The results determined under the formulas in the above two tables are averaged to determine the amount of the incentive pool for the Bank's executive officers. The pool is divided into units and these units are distributed to the four executive officers. The return on equity targets, the applicable percentages of after-tax earnings and the allocation of the incentive units among the executive officers are determined by the Human Resources Committee of the Bank's Board of Directors, subject to the approval of the full Board.

      Because the amount of the incentive pool for executive officers depends in part on the Bank's annual rating by IDC Financial Publishing, Inc., which is not issued until the second quarter of the following year, 1999 bonus information for such officers was not yet available as of the date of preparation of this proxy statement.

      The incentive pools for Vice Presidents are determined by the following schedule:

     After-Tax Return
     on Average Assets     Percent of Salary
     ---------------------------------------

      less than 1.00%         0
      1.00% to 1.49%          8% of salary
      1.50% and over         10% of salary

      Distributions under the Plan to Vice Presidents (other than executive officers) are ordinarily payable in January for services rendered during the preceding fiscal year.

      Although the Board of Directors of the Bank presently intends to maintain an officer incentive plan, it may revise or replace the Plan at any time with a new one. As a matter of policy, the Board views incentive compensation as an important component of officer compensation since it appropriately links the Bank's performance with the compensation of those employees in the best position to contribute significantly to the Bank's profitability.

Supplemental Retirement Plan


      The Board of Directors has adopted a Supplemental Retirement Plan for Mr. White and the other executive officers of the Bank to replace estimated benefits lost as a result of the previous termination of the Bank's defined benefit pension plan. The plan is intended to provide an annual benefit at retirement approximating 75% of the average annual bonus received by the officer. It is estimated that this benefit, combined with the projected benefits under the Bank's 401(k) plan, will be approximately equal to the benefit that would have been provided to the executive officers under the terminated defined benefit pension plan. Benefit payments will be funded by annual contributions to a rabbi trust.


                                  ARTICLE 2

                    TO AMEND THE ARTICLES OF ASSOCIATION
        TO LIMIT THE LIABILITY OF DIRECTORS IN CERTAIN CIRCUMSTANCES

      At a meeting held on March 7, 2000, the Company's Board of Directors voted to recommend to the shareholders that the Company's Articles of Association be amended to provide for the limitation of the personal liability of Directors for money damages for certain breaches of their duties as Directors. This limitation of Director liability provision is expressly sanctioned in Vermont's corporate law. And as provided by law, the amendment would not eliminate personal liability for any financial benefit received by the Directors, for reckless or intentional infliction of harm, for an intentional or reckless criminal act or for unlawful distributions. Management of the Company believes that adoption of the amendment affords appropriate protection to individuals who serve as directors and will thereby assist the Company in the future in attracting and retaining individuals of high caliber to serve on the Company's Board of Directors.

      The text of the proposed amendment, which would add a new Article Sixteen to the Company's Articles of Association, is contained in Exhibit A to this proxy statement.


      In recent years, litigation seeking to impose liability on, or involving as witnesses, directors of corporations has become increasingly common. Such proceedings are typically extremely expensive whatever their eventual outcome. In view of the costs and uncertainties of litigation in general, it is often prudent to settle proceedings in which claims against a director or officer are made. Settlement amounts, even if immaterial to the company involved and minor compared to the large amounts frequently claimed, often exceed the financial resources of most individual defendants. Even in proceedings in which a director is not named as a defendant, he or she may incur substantial expenses or attorney's fees if called as a witness or if he or she becomes involved in the litigation in any other way. As a result, an individual may conclude that potential exposure to costs and risks of litigation in which he or she may become involved may exceed any benefit from serving as a director of a company.


      Although the Company provides indemnification to its Directors and others in some circumstances, it is prohibited by law from indemnifying an individual in any action by or in right of the Company (a so-called "shareholder derivative action") if he or she is adjudged liable to the Company.

      Compounding the problem has been the increasing difficulty and expense that public companies encounter in obtaining directors' and officers' liability insurance ("D&O Insurance") to protect directors and officers from personal losses resulting from litigation relating to their service as directors and officers. Coverage under D&O Insurance is no longer routinely offered by competing insurers at a reasonable cost and is frequently subject to severely restrictive terms and high deductibles.


      Vermont's corporate law attempts to respond to these concerns, in part, by permitting a corporation, upon receipt of stockholder approval, to include a provision in its Articles of Association limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for any action taken, or failure to take action, based on certain breaches of fiduciary duty. The statute does not, however, permit the elimination or limitation of liability of a director for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional or reckless infliction of harm on the corporation or the shareholders; (3) a corporate distribution which violates Section 8.33 of Title 11A of the Vermont Statutes Annotated; or
(4) an intentional or reckless criminal act. In addition, nothing in the proposed amendment will affect the right of the Company or its shareholders to pursue equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of duty by a director (although such equitable remedies may not always be available) or a director's liability under the federal securities laws. The limitation of liability provided by the proposed amendment will not affect director liability to third parties.

      Although the Company has thus far been successful in attracting and retaining individuals of high caliber to serve as Directors, the Board of Directors believes that it is desirable to provide the maximum possible protection available by law to such persons in order to enhance future director recruitment efforts and to reduce a significant disincentive to serving on the Board. To that end, the Board proposes that the shareholders adopt a new Article Sixteen as an amendment to the Company's Articles of Association, which is intended to give directors of the Company the full protection from monetary liability to the Company or its shareholders available under Vermont law.

      The proposed amendment would eliminate liability of directors to the Company and its shareholders for money damages for certain breaches of the directors' duties under Section 8.30 of Title 11A of Vermont Statutes Annotated. That section requires directors to discharge their duties in good faith and with the care an ordinarily prudent person in the same position would exercise. Thus, if the amendment is adopted, shareholders would not have a cause of action against directors for monetary damages for a breach of their duty to exercise ordinary care in their actions.


      The amendment would eliminate liability only for acts or omissions occurring on or after the date it becomes effective. The amendment will not become effective until the shareholders have approved it and it has been filed with the Vermont Secretary of State. The Company is not aware of any currently pending or threatened litigation or other proceedings or any recent past litigation or proceedings which might have been materially affected had this amendment been in effect at the time of such litigation. In addition, the amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or officer or potential director or officer. The Board of Directors and management recognize that adoption of Article 2, as well as
Article 3 (relating to indemnification of directors and officers), will have the effect of reducing the potential legal exposure of directors and officers to personal liability for monetary damages resulting from their service to the Company. As a result, directors have a personal interest in the approval of these provisions. Because of such personal interest, the Board of Directors may have a conflict of interest in recommending adoption of Articles 2 and 3. However, the Board believes that, by increasing protection available to directors and officers, the amendments will enhance the Company's ability to attract and retain qualified directors and officers. For this reason, the Board of Directors believes that adoption of the proposed amendment is in the Company's best interests.

      If the amendment is approved, any subsequent amendment or repeal of the liability-limiting provision which has the effect of increasing director liability would operate prospectively only, and would not affect any action taken or failure to act prior to such amendment or repeal.

      Shareholders should read this proposal in connection with the proposal in Article 3 of this proxy statement, relating to the proposed amendment to Article Eleven of the Articles of Association to modify the provisions governing indemnification of directors, officers and others.

Vote Required


      Approval of Article 2 will require that more votes be cast "for" than "against" the proposal.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 2.

                                  ARTICLE 3
             TO AMEND THE ARTICLES OF ASSOCIATION TO MODIFY THE
                  PROVISIONS RELATING TO INDEMNIFICATION OF
                       DIRECTORS, OFFICERS AND OTHERS


      At their meeting held on March 7, 2000 the Board of Directors voted to recommend to shareholders that the Company's Articles of Association be amended to modify Article Eleven, relating to indemnification of directors, officers and others. The proposed amendment is intended to facilitate compliance with Vermont's revised corporate laws and to provide greater on-going flexibility to the Company in implementing suitable indemnification provisions.

      The text of Article Eleven, as it is proposed to be amended, is contained in Exhibit B to this proxy statement. The text of Article Eleven, as presently in effect, is contained in Exhibit C.


      The indemnification provisions contained in Article Eleven of the Company's Articles of Association were initially adopted at the time of the Company's organization in 1983. At that time, applicable Vermont law did not address in detail the subject of indemnification of corporate officers, directors and employees. Effective in 1994, Vermont's corporate statute was modernized and completely re-written. Among other things, the current Vermont corporate statute creates standards of conduct and procedural requirements governing indemnification of directors, officers, employees and agents. While the existing Article Eleven provisions are consistent in some respects with applicable requirements of current law, they are not wholly consistent. The proposed amendment would eliminate any inconsistencies by merely recognizing that the Company has the authority to provide for indemnification of officers, directors, employees and agents to the fullest extent permitted under the law, and would leave appropriate implementation of that authority to the discretion of the Board of Directors as it deems advisable, such as by Board resolution, contract or adoption of a By-law. That provision will permit indemnification arrangements to be created or modified as circumstances warrant, and without the expense or delay associated with the shareholder amendment procedures to modify indemnification provisions that are contained in the Company's Articles of Association.


      Should the amendment to Article Eleven be adopted by the shareholders, the Board of Directors intends to implement the authority thereby granted, including through adoption of an implementing By-law. The text of the current draft of that By-law provision is set forth as Exhibit D to this proxy statement. However, the Board of Directors would retain the authority to modify that By-law language in its discretion, both before and after its adoption, so long as the modification was not inconsistent with applicable law. The Board would also have the authority under amended Article Eleven to implement the indemnificaton provisions through other means, such as by separate contract with the indemnified individuals.

      The sample implementing By-law provision would incorporate the legal standards for indemnification contained in Vermont's revised corporate statute and would make indemnification of directors and officers of the Company mandatory, except for those circumstances in which the corporate law does not permit indemnification. In particular, the corporate law does not permit indemnification in connection with any proceeding by or in right of the corporation in which the director was adjudged liable to the corporation or in connection with any proceeding in which the individual is adjudged liable for receiving any improper personal benefit, whether or not involving action in the individual's official capacity. The Company's existing By-law provisions provide for mandatory indemnification of directors and officers but are not fully consistent with the current legal standards, as they only exclude from mandatory indemnification actions by or in right of the Company.

      In addition, the proposed implementing By-law would incorporate the procedural requirements of the Vermont corporate statute for determining whether indemnification is authorized in particular circumstances and for evaluating reasonableness of expenses.


      The existing indemnification provisions in Article Eleven state that no indemnification may be made with respect to any claim, issue or matter in relation to which the person was adjudged liable for gross negligence or misconduct in the performance of his duty to the Company. That standard does not fully conform to the current standard for indemnification in Vermont's corporate statute. The implementing By-law would incorporate the current standard by providing for indemnification of a director or officer in connection with a proceeding if (i) the individual conducted himself in good faith; (ii) he or she reasonably believed, with respect to matters involving such person's official capacity, that his or her conduct was in the Company's best interests and, in all other cases, that such conduct was at least not opposed to the Company's best interests; and (iii) in the case of any proceeding brought by a governmental entity, the individual had no reasonable cause to believe that his or her conduct was unlawful and the individual is not found to have engaged in a reckless or intentional unlawful act.

      The draft implementing By-law provides that the right to indemnification vests and becomes a contract right at the time of the occurrence of the events giving rise to the claim or proceeding. Any later change to, or repeal of, the indemnification By-law would not affect that vested right.

      As with the existing indemnification provision, the implementing By-law would recognize the Company's authority to purchase insurance on behalf of any individual who may be entitled to indemnification.

      It is the position of the Securities and Exchange Commission that indemnification for liabilities under the federal securities laws is against public policy as expressed in such laws and is, therefore, unenforceable. Consequently, if a claim for indemnification for liability under the federal securities laws is made, notwithstanding any indemnification By-law, contract or other provision granting indemnification rights to the Company's directors or officers, the question of whether indemnification in such circumstances is against public policy may have to be determined in appropriate court proceedings.


      The Board intends to provide in its indemnification By-law that the indemnification obligation covers acts and omissions that occurred before its adoption, even though suit is not filed or a claim asserted until a later time. In addition, it is intended that the By-law will automatically implement any future statutory revisions broadening the scope of permissible indemnification. Moreover, the implementing By-law will provide that the right to indemnification and advancement of expenses conferred by the By-law is not exclusive of any other right to indemnification that the individual may have under law, by action of the Board of Directors or shareholders, by contract or otherwise.


      The Company is not aware of any currently pending or threatened litigation or other proceedings or any recent past litigation or proceedings to which the proposed amendment or draft implementing By-law would apply. In addition, the amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or officer or potential director or officer. The Board of Directors and management recognize that adoption of Article 3, as well as
Article 2 (limitation of director liability), will have the effect of reducing the potential legal exposure of directors and officers to personal liability for monetary damages resulting from their service to the Company. As a result, directors have a personal interest in the approval of these provisions. Because of such personal interest, the Board of Directors may have a conflict of interest in recommending adoption of Articles 2 and 3. However, the Board believes that, by increasing protection available to directors and officers, the amendments will enhance the Company's ability to attract and retain qualified directors and officers. For this reason, the Board of Directors believes that adoption of the proposed amendment is in the Company's best interests.

      Shareholders should read this proposal in connection with the proposal in Article 2 of this proxy statement, relating to the proposed amendment limiting the liability of directors.

Vote Required


      Approval of Article 3 will require that more votes be cast "for" than "against" the proposal. If approved, implementation of the proposal, including through adoption of a By-law provision, will be effected by vote of the Board of Directors pursuant to its general authority to amend the Company's By-laws, without further vote of the shareholders.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 3.

                                  ARTICLE 4
        RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed the firm of A.M. Peisch & Company to continue as independent public accountants for the Company for the fiscal year ending December 31, 2000, subject to ratification of the appointment by the Company's shareholders. A.M. Peisch & Company were first appointed as independent public accountants of the Company for the 1985 fiscal year. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of A.M. Peisch & Company as the Company's independent certified public accountants for the fiscal year ending December 31, 2000. No determination has been made as to what action the Board of Directors will take if the shareholders do not ratify the appointment.

      A representative of A.M. Peisch & Company will be present at the Annual Meeting. He will be given an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

Vote Required

      Ratification of the selection of the Company's independent accountants for the ensuing year will require that more votes be cast "for" than "against" the proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 4.

                                ANNUAL REPORT

      The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999, including consolidated financial statements and the report of A.M. Peisch & Company thereon, accompanies this proxy statement.

                            SHAREHOLDER PROPOSALS


      Under the rules and regulations of the Securities and Exchange Commission, the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Company's proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal or nominee for vote at the meeting. Assuming timely notice has been given, the proxies will only be voted on the matter pursuant to the grant of discretionary authority if the Company has described the proposal in the proxy statement and indicated how the persons named as proxies intend to vote on the matter. In order to be considered timely for consideration at the 2001 annual meeting, the shareholder-proponent must furnish written notice to the Company of the proposal or nominee no later than February 19, 2001.

      If a shareholder seeks to have his or her proposal included in the Company's proxy materials for the 2001 annual meeting, the notification deadline is earlier than noted in the preceding paragraph. In order to be included in the proxy material for the 2001 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company not later than December 6, 2000, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, subject to such rules and regulations.


                                OTHER MATTERS

      As of the date of this proxy statement, the Board of Directors knows of no business that may come before the 2000 Annual Meeting except as set forth above. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.


                                                                  EXHIBIT A
                                                                  ---------

          TEXT OF PROPOSED AMENDMENT TO THE ARTICLES OF ASSOCIATION THE LIABILITY OF DIRECTORS IN CERTAIN CIRCUMSTANCES

      To add a new Article Sixteen, reading in its entirely as follows:

                               ARTICLE SIXTEEN
                               ---------------
                      LIMITATION OF DIRECTOR LIABILITY
                      --------------------------------


      A Director of the Corporation shall have no personal liability to the Corporation or to its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 of Title 11A of the Vermont Statutes Annotated, except for (a) the amount of a financial benefit received by the Director to which the Director is not entitled; (b) an intentional reckless infliction of harm on the Corporation or its shareholders; (c) a violation of Section 8.33 of Title 11A of the Vermont Statutes Annotated; or (d) an intentional or reckless criminal act. This Article Sixteen shall not be deemed to eliminate or limit the liability of a Director for any act or omission occurring prior to the date this Article becomes effective. No amendment or repeal of this Article Sixteen shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.



                                                                  EXHIBIT B
                                                                  ---------

          TEXT OF PROPOSED AMENDMENT TO THE ARTICLES OF ASSOCIATION
                    TO MODIFY THE PROVISIONS RELATING TO
              INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

      Article Eleven of the Company's Articles of Association is proposed to be amended to read in its entirety as follows:

                               ARTICLE ELEVEN
                               --------------
                               INDEMNIFICATION
                               ---------------

      The Board of Directors is authorized to adopt such By-laws and other regulations or arrangements (including contracts) providing for indemnification of, and advancement of expenses to, any person who is or was a director, officer, employee or agent of the Corporation, as the Directors may deem advisable, to the extent not inconsistent with applicable law.


                                                                  EXHIBIT C
                                                                  ---------

            TEXT OF ARTICLE ELEVEN OF THE ARTICLES OF ASSOCIATION
                           AS PRESENTLY IN EFFECT

      Article Eleven of the Company's Articles of Association, as presently in effect, reads in its entirety as follows:

                               ARTICLE ELEVEN
                               --------------
                               INDEMNIFICATION
                               ---------------

      Section A. The Corporation shall indemnify any person who was or is a party or is threatened with being made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (all such actions, suits, and proceedings and accompanying modifiers being comprehended by the term "Proceeding") (excluding actions by, or in the right of, the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another person. Such indemnification may be made only against those expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if (i) he is successful on the merits; or (ii) he acted in the transaction which is the subject of the proceeding in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, nor, with respect to any criminal proceeding, that he had reasonable cause to believe that his conduct was unlawful.

      Section B. The Corporation shall indemnify any person who was or is a party or is threatened with being made a party to a proceeding by or in the right of the Corporation by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another person. Such indemnification may be made against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense of settlement of such proceeding if (i) he is successful on the merits; or (ii) he acted in the transaction which is the subject of the proceeding in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation. However, no indemnification may be made in respect to any claim, issue, or matter in relation to which such person shall have been adjudged to be liable for gross negligence or misconduct in the performance of his duty to the Corporation. Notwithstanding the foregoing exception, indemnification may be made to the extent that the Court or administrative body in which such proceeding was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the Court or administrative body shall deem proper.

      Section C. Any indemnification under Section A or Section B of this Article (other than one ordered by a court) may be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct set forth in such Section. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding; or, if such quorum is not obtainable (or, even if obtainable, if a quorum of disinterested directors so directs), by independent legal counsel in a written opinion, or by the shareholders of the Corporation; or through such procedures as shall be authorized in the By-laws of the Corporation.

      Section D. Expenses incurred in defending a civil or criminal proceeding may be paid by the Corporation in advance of the final disposition of such proceeding as authorized by the Board of Directors or other appropriate body or party in the manner provided in Section C of this Article Twelve only when the Corporation has received an undertaking by or on behalf of the person who is to receive such payment to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article Twelve.

      Section E. In determining whether the standard of conduct set forth in Section A or Section B has been met, it may be determined that a person has met the standard as to some matters but not as to others, and the amount of indemnification may be accordingly prorated.

      Section F. The indemnification provided by Sections A through E shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders, or otherwise.

      Section G. The indemnification provided by Section A through E shall inure to the heirs, executors and administrators of any person entitled to indemnification under this Article.

      Section H. The Corporation may purchase and maintain insurance on any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another person against any liability incurred by him in any such position, or power to indemnify him against such liability under Sections A through E.


                                                                  EXHIBIT D
                                                                  ---------


             SAMPLE DRAFT OF INDEMNIFICATION BY-LAW TO IMPLEMENT
                           AMENDED ARTICLE ELEVEN


                        ARTICLE NINE: INDEMNIFICATION

      Section 9.01 Definitions. Terms not otherwise defined in this Article shall have the meaning ascribed in the Vermont Business Corporation Law, Title 11A of the Vermont Statutes Annotated, as in effect from time to time.

      Section 9.02 Authority to Indemnify.

      (a) Except as provided in section 9.02(d) and subject to section 9.06, this Corporation shall indemnify an individual who is made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

      (1)   he conducted himself in good faith; and

      (2)   he reasonably believed:

            (i) in the case of conduct in his official capacity with the Corporation, that his conduct was in its best interest; and

            (ii) in all other cases, that his conduct was at least not opposed to its best interests; and

      (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of section 9.02(a)(2)(ii).

      (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

      (d) The Corporation may not indemnify a director under this section:

      (1) in connection with a proceeding by or in the right of the Corporation in which the director was adjudged liable to the Corporation; or

      (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

      (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the Corporation is limited to reasonable expenses incurred in connection with the proceeding.

      Section 9.03 Mandatory Indemnification in Certain Circumstances. This Corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the Corporation against reasonable expenses incurred by him in connection with the proceeding.

      Section 9.04 Advance for Expenses.

      (a) The Corporation may pay for or reimburse the reasonable expenses incurred by a director who is or was a party to a proceeding in advance of final disposition of the proceeding if:

      (1) the director furnishes the Corporation a written affirmation of his good faith belief that he has met the standard of conduct described in section 9.02;

      (2) the director furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

      (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article Nine.

      (b) The undertaking required by section 9.04(a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

      Section 9.05 Court Ordered Indemnification. A director of this Corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

      (1)   the director is entitled to mandatory indemnification under section 9.03, in which case the court shall also order the Corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

      (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in section 9.02 or was adjudged liable as described in section 9.02(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

      Section 9.06 Determination and Authorization of Indemnification.

      (a) The Corporation may not indemnify a director under section 9.02 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 9.02.

      (b) The determination referred to in section 9.06(a) shall be made:

      (1) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

      (2) if a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

      (3)   by special legal counsel:

            (i) selected by the Board of Directors or its committee in the manner prescribed in subdivision (1) or (2); or

            (ii) if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full Board of Directors (in which selection directors who are parties may participate); or

      (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination;

      Notwithstanding the foregoing, if a "change in control" (as defined in the federal Bank Holding Company Act of 1956, as amended) of the Corporation shall have occurred within the preceding two years, the determination shall be made by special legal counsel, unless otherwise expressly agreed by the person claiming indemnification.

      (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under section 9.06(b)(3) to select counsel.

      If it is determined under this Section 9.06 that the claimant is entitled to indemnification, payment to the claimant shall be made within 15 days after such determination or demand.

      Section 9.07 Indemnification of Officers, Employees and Agents.


      (a) An individual who is made a party to a proceeding because he is or was an officer of the Corporation is entitled to mandatory indemnification under section 9.03 and is entitled to apply for court-ordered indemnification under section 9.05, in each case to the same extent as a director.

      (b)The Corporation shall indemnify and advance expenses under section
9.02 and 9.04 to an individual who is made a party to a proceeding because he is or was an officer of the Corporation, subject to the same conditions and limitations and to the same extent that these By-laws provide for indemnification and advancement of expenses to a director.

      (c) In the discretion of the Board of Directors, the Corporation may indemnify and advance expenses under Sections 9.02 and 9.04 to an individual who is made a party to a proceeding because he is or was an employee or agent of the Corporation, subject to the same conditions and limitations and to the same extent that these By-laws provide for indemnification and advancement of expenses to a director.


      Section 9.08 Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him against the same liability under section 9.02 or 9.03.

      Section 9.09 Contract Right. The right of indemnification conferred upon directors and officers in this By-law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition. The right to indemnification under this Section 9.09 shall be deemed to vest upon the occurrence of the event giving rise to the claim for indemnification and no subsequent modification or repeal of this Article Nine or other action on the part of the Corporation or otherwise shall operate to limit or impair such right. Nothing in this Section 9.09 shall be deemed to create any vested contract right to indemnification or advance of expenses in favor of any person for whom indemnification or advancement of expenses is merely permissive and not required under applicable law or this Article Nine.

      Section 9.10 Enforcement of Rights. In any action brought by a claimant to enforce the right to indemnification under this Article Nine, it shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the requirements of Section 9.04 have been met), that the claimant has not met the standard of conduct which makes it permissible under the Vermont Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

      Section 9.11 Non-Exclusive Rights; Survival. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, other provision of the Articles of Association or By-laws, contract, vote of stockholders or Directors or otherwise. No repeal or modification of this Article Nine shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

      Section 9.12 Severability. If any provision or provisions of this Article Nine shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article Nine (including, without limitation, each portion of any section of this Article Nine containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article Nine shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

      Section 9.13 Application of this Article.

      (a) These provisions do not limit the Corporation's power to pay or reimburse expenses incurred by a director, officer or other person in connection with his appearance as a witness in a proceeding at a time when such individual has not been made a named defendant or respondent to the proceeding.

      (b) It is the intent of this Article Nine that the Corporation (i) shall indemnify and advance expenses to directors and officers of the Corporation and (ii) shall have the right to indemnify and advance expenses to any employee or agent, in each case, to the fullest extent permitted by applicable law. In the event that, after this Article Nine becomes effective, any such applicable law is amended to permit expanded powers to indemnify or advance expenses, the Corporation shall be deemed to have and may exercise all such expanded powers, notwithstanding any contrary provision of these By-laws.

      (c) It is the intent of this Article Nine that it shall apply to acts and omissions that occurred prior to its adoption, even though suit is not filed or a claim is otherwise asserted until after such adoption.

PROXY

                             COMMUNITY BANCORP.

                  Proxy for Annual Meeting of Shareholders
                                 May 2, 2000

The undersigned hereby appoints Robert Darby, Leonard Lippens and Roger Whitcomb, or any one or more of them, attorney with full power of substitution in each, to vote all of the common stock of Community Bancorp. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Elks Club, Derby, Vermont, on Tuesday, May 2, 2000 at 5:30 p.m. and at any adjournment thereof.

1.    ELECTION OF THREE DIRECTORS (Class expiring in 2003)

[ ] FOR ALL NOMINEES LISTED BELOW       [ ] WITHHOLD AUTHORITY to vote
    (except as marked to the contrary)      for all nominees listed below

To serve until the Annual Meeting in 2003: ELWOOD DUCKLESS, ROSEMARY M. LALIME and ANNE T. MOORE.

(INSTRUCTION: To withhold authority to vote for any individual nominee while voting in favor of the others, strike a line through the nominee's name in the list above.)

2. TO AMEND THE COMPANY'S ARTICLES OF ASSOCIATION BY ADDING A NEW ARTICLE SIXTEEN LIMITING THE LIABILITY OF DIRECTORS IN CERTAIN CIRCUMSTANCES.

                  [ ] FOR      [ ] AGAINST     [ ] ABSTAIN

3. TO AMEND ARTICLE ELEVEN OF THE COMPANY'S ARTICLES OF ASSOCIATION TO MODIFY THE PROVISIONS RELATING TO INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS.

                  [ ] FOR      [ ] AGAINST     [ ] ABSTAIN

4. TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM OF A.M. PEISCH & COMPANY AS THE COMPANY'S EXTERNAL AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                  [ ] FOR      [ ] AGAINST     [ ] ABSTAIN

In their discretion, to act upon such other business as may properly come before the meeting or any adjournment thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this Proxy will be voted FOR Items 1, 2, 3 and 4.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

Dated:                , 2000
      ---------------

------------------------------
Signature(s) of Shareholder(s)

------------------------------
Signature(s) of Shareholder(s)

Please sign exactly as name is
printed on this proxy. When signing
as attorney, executor, administrator,
trustee, guardian, or in any other
representative capacity, please so
indicate. All joint owners should sign.


NOT A PROXY

                             COMMUNITY BANCORP.

                       ANNUAL MEETING OF SHAREHOLDERS
                                 May 2, 2000

                             DINNER RESERVATION

      Immediately following the Annual Meeting to be held at the Elks Club in Derby, Vermont, on Tuesday, May 2, 2000, at 5:30 p.m., a dinner will be served for all registered shareholders. Please indicate below whether you plan to attend the dinner.

I/We     will    will not attend the dinner If stock is held jointly,
indicate the number attending the dinner    One    Two

      If you are voting by proxy, please complete and return this card, along with your fully-executed proxy card, in the enclosed postage paid envelope. You should also complete and return this dinner reservation card in the enclosed postage paid envelope even if you plan to vote your shares in person rather than by proxy.

Dated:                     , 2000
       --------------------

-------------------
Signature

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Signature